AMENDMENT TO CUSTODIAN AGREEMENT


          This Agreement, dated the ____ day of November, 1991, made by and between The Rightime Fund, Inc. (the "Fund"), a corporation operating as an open-end investment company, duly organized and existing under the laws of the State of Maryland and The Philadelphia National Bank (the "Custodian"), a national banking association duly organized and existing under the laws of the United States of America;


                        WITNESSETH THAT:


          WHEREAS, the Fund and the Custodian entered into an agreement dated April 4, 1988 wherein the Custodian agreed to act as custodian of the Fund's securities and principal cash
("Custodian Agreement"); and

          WHEREAS, the parties wish to amend the Custodian
Agreement to provide for the custody of the securities and principal cash of The Rightime Mid-Cap Fund, a separate series of shares of the Fund; and

          WHEREAS, the parties are amending the definition of "Series" in Section 1 of the Custodian Agreement in accordance with Section 22 of that Agreement providing for modification of the Agreement by a writing signed by both parties.

          NOW, THEREFORE, the parties hereto with intent to be legally bound, do hereby agree to amend the definition of "Series" in Section 1 as follows:

          "Series: The term Series shall mean The Rightime Series, The Rightime Blue Chip Fund Series, The Rightime Growth Fund Series, The Rightime Social Awareness Fund Series, The Rightime Mid-Cap Fund Series or The Rightime Government Fund Series, or either or all such Series as the context may specify or require."

          IN WITNESS WHEREOF, the Fund and the Custodian have caused this Agreement to be signed by their respective Presidents or Vice Presidents and their corporate seals hereunto duly affixed, and attested by their respective Secretaries or Assistant Secretaries, as of the day and year above written.

                              THE RIGHTIME FUND, INC.
Attest:

                              By:


                              Title:


                              THE PHILADELPHIA NATIONAL BANK
Attest:

                              By:


                              Title: